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                                                                   EXHIBIT 3.4



                                AMENDMENTS TO THE
                                    BYLAWS OF
                  INTERNET AMERICA, INC. F/K/A INTRNTUSA, INC.


         The Board of Directors and Shareholders of Internet America, Inc., a Texas corporation (the "Company"), adopted the following amendments to the Company's Bylaws as of July 13, 1998:

         1. The current Article Two, Section 2.02 of the Company's Bylaws shall be amended and restated so that it reads in its entirety as follows:

            "2.02 Special Meetings. A special meeting of the shareholders may be called at any time by the president, board of directors, or the holders of not less than fifty percent of all shares entitled to vote at such meeting. Only business within the purpose or purposes described in the notice of special meeting may be conducted at such special meeting."

         2. The current Article Two, Section 2.12 of the Company's Bylaws shall be deleted in its entirety.

         3. The current Article Three, Section 3.02 of the Company's Bylaws shall be amended and restated so that it reads in its entirety as follows:

            "3.02 Number; Election; Term; Quorum. The number of directors which shall constitute the board of directors shall be not less than one. The first board of directors shall consist of the number of directors named in the articles of incorporation. Thereafter, the number of directors which shall constitute the entire board of directors shall be determined by resolution of the board of directors at any meeting thereof, but shall never be less than one. At each annual meeting of shareholders, directors shall be elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. No director need be a shareholder, a resident of the State of Texas or a citizen of the United States."

         4. The current Article Nine, Section 9.08 of the Company's Bylaws shall be amended and restated so that it reads in its entirety as follows:

            "9.08 Amendment of Bylaws. The power to amend or repeal these bylaws is vested in the board of directors."



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         Dated as of the 13th day of July, 1998.


                                         INTERNET AMERICA, INC.


                                         By: /s/ JAMES T. CHANEY
                                             -------------------------------
                                             James T. Chaney, Secretary





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